Exhibit 1

BRF S.A.

A PUBLICLY TRADED COMPANY

CNPJ N° 01.838.723/0001-27

ANNOUNCEMENT TO THE MARKET

BRF ANNOUNCES COMMENCEMENT BY SADIA OVERSEAS, BFF INTERNATIONAL

AND BRF OF CASH TENDER OFFER FOR ANY AND ALL OUTSTANDING

6.875% SENIOR NOTES DUE 2017 ISSUED BY SADIA OVERSEAS AND

7.250% SENIOR NOTES DUE 2020 ISSUED BY BFF INTERNATIONAL,

IN EACH CASE UNCONDITIONALLY AND IRREVOCABLY GUARANTEED BY BRF, AND

5.875% SENIOR NOTES DUE 2022 ISSUED BY BRF

São Paulo, May 20, 2015 – BRF S.A. (“BRF”) and its subsidiaries Sadia Overseas Ltd. (“Sadia Overseas”) and BFF International Limited (“BFF”) today announced the commencement of (i) an offer by Sadia Overseas to purchase for cash (the “2017 Notes Tender Offer”) any and all outstanding 6.875% Senior Notes due 2017 issued by Sadia Overseas (the “2017 Notes”), (ii) an offer by BFF to purchase for cash (the “2020 Notes Tender Offer”) any and all outstanding 7.250% Senior Notes due 2020 (the “2020 Notes”) issued by BFF and (iii) an offer by BRF to purchase for cash (the “2022 Notes Tender Offer” and together with the 2017 Notes Tender Offer and the 2020 Notes Tender Offer, the “Tender Offers”) any and all outstanding 5.875% Senior Notes due 2022 (together with the 2017 Notes and 2020 Notes, the “Notes”) issued by BRF. The Tender Offers are being made pursuant to the offer to purchase dated May 20, 2015 (the “Offer to Purchase”) and the related letter of transmittal and notice of guaranteed delivery (together with the Offer to Purchase, the “Offer Documents”).

The table below summarizes certain payment terms for each series of Notes:

Notes	CUSIP Number(s)	ISIN Number(s)	Principal Amount Outstanding	Applicable Purchase Price(1)
6.875% Senior Notes due 2017	78632LAA3/ G77650AA0	US78632LAA35/ USG77650AA01	U.S.$159,760,000	U.S.$1,100.00

7.250% Senior Notes due 2020	05540KAA9/ G3400TAA7	US05540KAA97/ USG3400TAA72	U.S.$219,642,000	U.S.$1,157.50

5.875% Senior Notes due 2022	10552T AA5/ P1905C AA8	US10552TAA51 USP1905CAA82	U.S.$750,000,000	U.S.$1,137.50

(1)	Per U.S.$1,000 principal amount of applicable Notes, validly tendered and accepted for purchase, plus any accrued and unpaid interest.

The Tender Offers will expire at 8:00 a.m., New York City time, on May 28, 2015, unless extended, terminated early or withdrawn (such date and time, including as extended or earlier terminated, the “Expiration Time”). Holders of Notes must validly tender and not validly withdraw their Notes at or prior to the Expiration Time in order to be eligible to receive the applicable Purchase Price (as defined below) for such Notes. Tendered Notes may be validly withdrawn at any time at or prior to the Expiration Time but not thereafter.

Our obligation to purchase Notes in any of the Tender Offers is conditioned on the satisfaction or waiver of certain conditions described in the Offer Documents. We have the right, in our sole discretion, to amend or terminate any of the Tender Offers at any time.

The information agent and tender agent for the Tender Offers is D.F. King & Co., Inc. To contact the information agent and tender agent, banks and brokers may call +1-212-269-5550, and others may call U.S. toll-free: 1-800-821-8780 or email brf@dfking.com. Additional contact information is set forth below.

By Mail, Hand or Overnight Courier: 48 Wall Street 22nd Floor New York, NY 10005 USA Attention: Kristal Scrudato	By Facsimile Transmission: (for eligible institutions only) +1 212-709-3328 Attention: Kristal Scrudato Confirmation by Telephone +1 212-493-6940

Copies of each of the Offer Documents are available at the following web address: www.dfking.com/brf.

Any questions or requests for assistance or for additional copies of this notice may be directed to the dealer managers at their respective telephone numbers set forth below or, if by any Holder, to such Holder’s broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Tender Offers.

The dealer managers for the Tender Offers are:

BB Securities Ltd. Pinners Hall, 105-108 Old Broad Street, 4th Floor EC2N 1ER, London, England Attn: Operations Department +44 20 7367 5803 (collect)	HSBC Securities (USA) Inc. 452 Fifth Avenue New York, NY 10018 Attn: Global Liability Management Group (888) HSBC-4LM (toll free) +1 212 525 5552	Itau BBA USA Securities, Inc. 767 Fifth Avenue, 50th Floor New York, NY 10022 Attn: Syndicate Desk (888) 770-4828 (toll free)	Standard Chartered Bank One Basinghall Avenue London EC2V 5DD England Attn: Syndicate Desk +1 212 667 0351

This notice does not constitute or form part of any offer or invitation to purchase, or any solicitation of any offer to sell, the Notes or any other securities in the United States or any other country, nor shall it or any part of it, or the fact of its release, form the basis of, or be relied on or in connection with, any contract therefor. The Tender Offers are made only by and pursuant to the terms of the Offer to Purchase, the related Letter of Transmittal and the Notice of Guaranteed Delivery, and the information in this notice is qualified by reference to the Offer to Purchase and the related Letter of Transmittal. None of BRF, Sadia Overseas, BFF, the dealer managers or the Information Agent and Tender Agent makes any recommendation as to whether Holders should tender their Notes pursuant to the Tender Offers.

* * *

Augusto Ribeiro Junior

Chief Financial Officer and Investor Relations Officer

BRF S.A.